Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES

FISCAL 2005 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth quarter revenues driven by double-digit growth in Healthcare and Isomedix

Earnings of $0.36 per diluted share unfavorably impacted by higher tax rate

Full year cash from operations and free cash flow reach record levels

Mentor, Ohio (May 17, 2005) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2005 fourth quarter and full year ended March 31, 2005. Fiscal 2005 fourth quarter revenues were $315.7 million, an increase of 7% compared with the fourth quarter of fiscal 2004. Net income for the fourth quarter was $25.0 million, or $0.36 per diluted share, compared with net income of $30.3 million, or $0.43 per diluted share, in the fourth quarter of fiscal 2004. Pre-tax income increased 5% compared with the fourth quarter of fiscal 2004, but a higher tax rate unfavorably impacted net income in the quarter.

For the full year of fiscal 2005, revenues increased 3% to $1.1 billion compared with fiscal 2004. Net income was $86.0 million, or $1.23 per diluted share, compared with $94.2 million, or $1.33 per diluted share in fiscal 2004.

“It was particularly positive to see a double-digit increase in Healthcare capital equipment revenues as United States hospitals continued to invest in the renovation of existing facilities and equipping new facilities,” said Les C. Vinney, STERIS’s President and Chief Executive Officer. “The performance in our Isomedix segment this quarter also was encouraging. Our strong cash generation continued as a major positive, not only in the quarter, but for the full year, allowing us considerable flexibility to make investments and enhance shareholder value. Looking to fiscal 2006, we plan to build on the strengths we have established

STERIS Corporation

News Announcement

in Healthcare and Isomedix and improve the performance in our Life Sciences segment based on previously announced actions. We believe we are well positioned to generate sustainable, profitable growth in all of our core businesses.”

During the quarter the Company made two acquisitions. In January 2005, STERIS acquired five ethylene oxide sterilization facilities from the Cosmed Group, Inc. to enhance its Isomedix contract sterilization service offering, and in March 2005 the Company completed the purchase of FHSurgical, a small French surgical table manufacturer.

The Company also continued the re-shaping of its Life Sciences product portfolio, including exploring the divestiture of its lyophilizer (freeze dryer), pure steam generator, and water still product lines. This process is progressing as planned and several parties have responded with interest in these assets.

Total Company Costs and Expenses

Gross profit margin in the fiscal 2005 fourth quarter was 41.4%, compared with 42.4% in the prior year fourth quarter. Although a number of factors had an impact on margin, the primary reasons for the net decline in margin rate were increased raw material costs and lower margins in the Life Sciences segment.

Total operating expenses for the fourth quarter of fiscal 2005 increased 3.5% to $84.5 million compared with the fourth quarter of fiscal 2004, primarily reflecting an increase in research and development expenditures. However, as a percentage of revenue, operating expenses declined to 26.8% compared with 27.6% in the prior year fourth quarter. Selling, general and administrative expenses declined to 24.1% of revenue compared with 25.3% in the prior year quarter. Research and development expenditures increased 24% in the quarter to 2.7% of revenue compared with 2.3% in the prior year quarter.

The fiscal 2005 effective tax rate was higher than anticipated at 39.4%, primarily due to the unfavorable impact of losses in foreign operations and certain non-cash adjustments. The tax

STERIS Corporation

News Announcement

rate for the fourth quarter of fiscal 2005 was 44.6%, reflecting adjustments to the full year tax rate. For fiscal 2004, the tax rate was 31.7% as the Company benefited from foreign tax credits and foreign net operating loss carryforwards. The Company anticipates an effective income tax rate of 38% for fiscal 2006.

Segment Results

Healthcare revenues for the fourth quarter increased 11% to a record quarterly level of $227.7 million. Strong revenue growth primarily resulted from an increase in demand from hospitals for sterile processing and surgical support equipment as Healthcare capital equipment revenues grew 14% in the quarter. The segment experienced strong growth in demand from both the upgrading of existing equipment and shipments of equipment going into newly constructed facilities. Operating profit increased 16% to $44.1 million during the quarter.

Life Sciences fourth quarter revenues were $56.8 million, a decline of 15% compared with the fourth quarter of fiscal 2004, driven by a decline in demand for capital equipment. Consumables and service revenues continued to show solid growth, both increasing 17% compared with the fourth quarter of fiscal 2004. Life Sciences reported an operating loss of $3.9 million in the quarter, compared with an operating profit of $1.9 million in the same period last year.

Fourth quarter revenues for Isomedix Services increased 29% to $31.2 million, including the impact of the five new ethylene oxide facilities acquired from Cosmed, which contributed approximately 24% to revenue growth in the quarter. Organic revenue growth stemmed from increased demand, particularly from medical device manufacturers. Operating income increased 41% to $6.0 million in the quarter, resulting from a focused initiative to drive efficiencies within existing facilities and a positive contribution from the acquired facilities.

STERIS Corporation

News Announcement

Full Year Cash Flow

For the full year of fiscal 2005, cash provided by operations was a record $151.4 million, compared with $123.3 million in fiscal 2004, driven by changes in working capital. Free cash flow (see attached reconciliation table) was $95.2 million for fiscal 2005 compared with $55.7 million in fiscal 2004.

Outlook

Based on anticipated trends, the Company currently expects fiscal 2006 revenue growth of 7% to 9% compared with fiscal 2005, and earnings to be in the range of $1.37 to $1.42 per diluted share. For the first quarter of fiscal 2006, the Company currently anticipates revenue growth of 8% to 10% compared with the fiscal 2005 first quarter, and earnings in the range of $0.24 to $0.26 per diluted share.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com (click on the link provided) or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on May 17, 2005, until 5:00 p.m. Eastern time on May 31, 2005, either over the Internet at www.steris-ir.com (click on the link provided) or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated

STERIS Corporation

News Announcement

employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

# # #

This news release and the conference call referenced herein may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$315,713	$296,057	$1,119,745	$1,087,012
Cost of revenues	185,004	170,440	648,094	629,113

Gross profit	130,709	125,617	471,651	457,899

Operating expenses:
Selling, general, and administrative	76,136	74,907	291,111	289,089
Research and development	8,374	6,728	35,547	28,454

	84,510	81,635	326,658	317,543

Income from operations	46,199	43,982	144,993	140,356
Interest expense, net	1,032	840	3,052	2,272

Income before income tax expense	45,167	43,142	141,941	138,084
Income tax expense	20,154	12,833	55,961	43,841

Net income	$25,013	$30,309	$85,980	$94,243

Earnings per common share data:
Basic earnings per common share	$0.36	$0.43	$1.24	$1.36
Diluted earnings per common share	0.36	0.43	1.23	1.33

Weighted average number of common shares outstanding:
Basic number of common shares outstanding	69,398	69,806	69,254	69,521
Diluted number of common shares outstanding	70,063	71,071	70,022	70,742

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	March 31, 2005	March 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,179	$80,408
Accounts receivable, net	281,401	253,797
Inventories, net	96,197	98,249
Other current assets	16,355	28,584

Total Current Assets	420,132	461,038

Property, plant, and equipment, net	413,578	374,102
Goodwill and intangible assets, net	350,156	230,993
Other assets	1,856	2,037

Total Assets	$1,185,722	$1,068,170

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$67,550	$67,988
Other current liabilities	154,265	120,800

Total Current Liabilities	221,815	188,788

Long-term debt	104,274	109,090
Other liabilities	103,995	89,593
Shareholders’ equity	755,638	680,699

Total Liabilities and Shareholders’ Equity	$1,185,722	$1,068,170

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Segment Net Revenues:
Healthcare	$227,699	$205,057	$796,356	$752,881
Life Sciences	56,828	66,899	218,597	246,116
STERIS Isomedix Services	31,186	24,101	104,792	88,015

Total Segment Net Revenue	$315,713	$296,057	$1,119,745	$1,087,012

Segment Operating Income (Loss):
Healthcare	$44,130	$37,885	$138,646	$121,748
Life Sciences	(3,938)	1,850	(14,513)	4,977
STERIS Isomedix Services	6,007	4,247	20,860	13,631

Total Segment Operating Income	$46,199	$43,982	$144,993	$140,356

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Operating Cash Flow	$52,332	$56,087	$151,389	$123,302
Capital Expenditures	17,374	19,130	56,167	67,560

Free Cash Flow	$34,958	$36,957	$95,222	$55,742

Free cash flow is a non-GAAP figure used by the Company as a measure to gauge its ability to invest for growth. Free cash flow is defined as operating cash flow less capital expenditures. STERIS’s calculation of free cash flow may vary from other companies.